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                                                                    Exhibit 99.3




March 22, 2002




United States Securities and Exchange Commission
Washington, D.C. 20549

      Re:   Arthur Andersen LLP



           The financial statements of Carrizo Oil & Gas, Inc. included in this Annual Report on Form 10-K have been audited by Arthur Andersen LLP ("Andersen"). Andersen has represented to us that the audit was subject to Andersen's quality control system for the U.S. accounting and audit practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audits, availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.



Carrizo Oil & Gas, Inc.



By: /s/ FRANK A. WOJTEK
   ---------------------------------------------
      Frank A. Wojtek
      Vice President and Chief Financial Officer
      (Principal Financial Officer)